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                                                                    EXHIBIT 99.1


             Press Release dated August 28, 2000 re Cash Dividend


For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner                   Christina Carrabino (general information)
President and CEO                      James Hoyne (analyst contact)
(650) 614-5767                         (415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

                             FOR IMMEDIATE RELEASE

                       GREATER BAY BANCORP DECLARES 33%
                      INCREASE IN THIRD QUARTER DIVIDEND

PALO ALTO, CA, August 28, 2000 -- Greater Bay Bancorp (Nasdaq: GBBK), a $4.1 billion in assets financial services holding company, announced today that it has declared a twenty cent ($.20) per share cash dividend for the third quarter of 2000.


This dividend represents a 33% increase over the Company's previous quarterly dividend of fifteen cents ($.15) per share. The cash dividend will be payable on October 16, 2000, to shareholders of record as of September 29, 2000.

"We are very pleased to announce an increased cash dividend for the third quarter of 2000," stated David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. "The Company's solid earnings performance and strong capital ratios allow us to reward our valued shareholders for their continued support and confidence."

Greater Bay Bancorp through its nine subsidiary banks, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the Contra Costa Tri-Valley Region and the Coastal Market.


Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annua Report on Form 10-K for the year ended December 31, 1999, and particularly the discussion of risk factors within such documents.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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